SouthWest Water Company Reports Second Quarter 2010 Financial Results

LOS ANGELES — August 9, 2010— SouthWest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today reported financial results for the second quarter ended June 30, 2010.

For the quarter, the company reported operating revenue of $53.9 million compared with $52.4 million for the second quarter of 2009.  Net income was $57,000, or $0.00 per share, which includes $1.9 million of costs associated with the proposed merger. This compares to net income of $9.5 million, or $0.38 per share, for the quarter ended June 30, 2009, which includes income from discontinued operations, net of tax, of $17.6 million, as well as $5.2 million of costs associated with the restatement of historical financials and $8.0 million related to the write-off of Cornerstone assets.

Utilities

Operating revenue for the Utilities segment increased $0.5 million, or 3%, to $16.9 million compared with $16.4 million for the prior year second quarter, due to balancing account surcharges approved by the California Public Utility Commission and collected in California to recover certain deferred water supply costs. This increase is offset by the same amount in balancing account expenses. Underlying revenue was flat without these surcharges primarily due to lower consumption in California resulting from cooler weather and higher precipitation in the second quarter of 2010 compared to the second quarter of 2009 and from continuing customer conservation efforts partially offset by an increase in revenue resulting from rate increases. Operating expenses increased $1.7 million, or 16%, to $12.0 million from $10.3 million in the comparable period, primarily due to higher production costs of delivered water in California and the balancing account expenses mentioned above, as well as employee retention expenses associated with the proposed merger. Operating income decreased $1.2 million, or 19%, to $4.9 million compared with $6.1 million for the second quarter of 2009.

Texas Utilities

Operating revenue for the Texas Utilities segment increased $0.7 million, or 8%, to $9.7 million from $9.0 million for the prior year second quarter. The net increase was primarily due to rate increases and connection growth, partially offset by reduced consumption due to more normalized weather patterns in the second quarter of 2010 compared to hotter and drier climatic conditions in the corresponding period of 2009. Operating expenses increased $0.6 million, or 9%, to $7.6 million from $7.0 million, primarily from higher salary and wages due to increased human resources in the asset management, internal rate strategy and finance areas, as well as increased repair and maintenance, fuel and supply costs and employee retention expenses associated with the proposed merger. Operating income increased $0.1 million, or 3%, to $2.1 million from $2.0 million in the prior year second quarter.

O&M Services

Operating revenue for the O&M Services segment increased $1.5 million, or 17%, to $10.5 million from $9.0 million for the prior year second quarter. The increase was due to a net increase in project work and new contracts. Operating expenses increased $1.4 million, or 15%, to $10.6 million from $9.1 million, primarily from costs associated with new contracts and project work, as well as legal, severance and proposed merger related employee retention expense. Operating loss narrowed to $0.1 million from $0.2 million for the second quarter of 2009.

Texas MUD Services

Operating revenue for the Texas MUD Services segment decreased $1.2 million, or 7%, to $16.8 million for the second quarter of 2010 from $18.0 million for the comparable year-ago period. The decrease was primarily due to contracts terminated since the second quarter of 2009 and the elimination of revenue from pass-through material purchases for clients. Operating expenses decreased $0.8 million, or 4%, to $17.2 million from $17.9 million in the comparable period, primarily due to savings and efficiency gains in general and administrative costs, particularly in the customer service center, partially offset by employee retention expenses associated with the proposed merger. Operating loss was $0.4 million versus operating income of $0.1 million for the prior year period.

Corporate Expenses

General corporate expenses decreased $13.4 million, or 76%, to $4.3 million from $17.6 million for the second quarter of the prior year. The second quarter of 2010 included $1.5 million of costs associated with the proposed merger and related employee retention expense, and the second quarter of 2009 included $5.2 million of expenses related to the financial restatement and $8.0 million from the write-off of Cornerstone related assets.  Ongoing G&A related expenses decreased $1.3 million primarily due to lower salaries and wages expenses.

Capital Expenditures

Total company funded capital expenditures were $2.7 million compared with $2.3 million in the second quarter of 2009.

Merger Agreement Update

On March 3, 2010, the company announced that it entered into a definitive merger agreement with SW Merger Acquisition Corp. (“Parent”) and SW Merger Sub Corp., a direct wholly-owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are jointly owned by IIF Subway Investment LP and USA Water Services, LLC, which are sponsored by J.P. Morgan IIF Acquisitions LLC and Water Asset Management, LLC. Under the terms of the merger agreement, all outstanding common stock of SouthWest Water would be converted into a right to receive $11.00 per share in cash.  On August 6, 2010, the merger agreement was adopted by an affirmative vote of a majority of the combined voting power of outstanding common stock and Series A preferred stock, voting together as a single class.  The completion of the merger is subject to customary closing conditions, including regulatory approvals. The company has received regulatory clearance from four of the five required state public utility regulators, including Alabama, Mississippi, Oklahoma and Texas. California is the sole remaining state approval needed.

About SouthWest Water Company

SouthWest Water Company provides a broad range of services, including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract.  More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to control costs, and the completion of the merger transaction, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company’s filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in the company’s 2009 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

For Further Information:

CONTACT:     DeLise Keim

(213) 929-1846

SouthWest Water Company

624 S. Grand Ave., Suite 2900

Los Angeles, CA 90017

www.swwc.com

-FINANCIAL TABLES TO FOLLOW-

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

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